UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2016

FUEL TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware         001-33059      20-5657551
(State or other jurisdiction (Commission (IRS Employer
of incorporation) File Number) Identification No.)

Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555-1617
630-845-4500

(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR    240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR     240.13e-4(c))

ITEM 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of             Principal Officers; Compensatory Arrangements of Certain Officers.
On January 22, 2016, George F. MacCormack voluntarily resigned from the board of directors (“Board”) of Fuel Tech, Inc. (the “Company”) with effect on that same date.

ITEM 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As reported pursuant to Item 5.02 above, on January 22, 2016 George F. MacCormack voluntarily resigned from the Board with effect on that same date. Mr. MacCormack was a member of the Audit Committee of the Board, and, as a result of his resignation, the Audit Committee no longer had three members as required by Nasdaq Marketplace Rule 5605(c)(2)(A). Under Nasdaq Marketplace Rules, the Company is allowed a cure period for the audit committee membership requirement, which gives the Company until the earlier of the next annual shareholders meeting or one year from the occurrence of the event that caused the failure to comply with this requirement; provided, however, that if the annual shareholders meeting occurs no later than 180 days following the event that caused the vacancy, the Company instead has 180 days from such event to regain compliance.
On February 3, 2016, after making a determination that he (i) is an independent director as defined under NASDAQ Marketplace Rule 5605(a)(2); (ii) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (subject to the exemptions provided in Rule 10A-3(c) under the Act); (iii) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) is able to read and understand fundamental financial statements, including a Company's balance sheet, income statement, and cash flow statement, the Company’s Board of Directors appointed W. Grant Gregory, an existing independent director of the Board of Directors of the Company, to the Company’s Audit Committee. With the appointment of Mr. Gregory to the Audit Committee, the Company is now in compliance with Nasdaq Marketplace Rule 5605(c)(2)(A).
On February 3, 2016, the Company reported to Nasdaq both its earlier noncompliance with Nasdaq Marketplace Rule 5605(c)(2)(A) and the action taken by the Company to now be in compliance with that rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuel Tech, Inc.
(Registrant)

Date: February 3, 2016

By: /s/ Albert G. Grigonis _
Albert G. Grigonis
Senior Vice President, General Counsel
and Secretary